EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-110728, 333-69506 and 333-08613 of ANSYS, Inc. on Form S-8 of our reports dated February 16, 2004, which reports express an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for goodwill and other intangible assets to adopt Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” appearing in and incorporated by reference in the Annual Report on Form 10-K of ANSYS, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP Pittsburgh, Pennsylvania March 12, 2004